EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                                Quarters Ended
                                                                    March 31,
                                                               -----------------
                                                                2005       2004
                                                               ------     ------
Net income ...............................................     $210.4     $189.3
Provision for income taxes ...............................      122.8      121.1
                                                               ------     ------
Earnings before provision for income taxes ...............      333.2      310.4
                                                               ------     ------
Fixed charges:

   Interest and debt expenses on indebtedness ............      389.8      293.6

   Minority interest in subsidiary trust holding
     Solely debentures of the Company, before tax ........        4.4        4.4

   Interest factor-one-third of rentals on real and
     personal properties .................................        3.6        3.5
                                                               ------     ------
Total fixed charges ......................................      397.8      301.5
                                                               ------     ------
   Total earnings before provisions for income
     taxes and fixed charges .............................     $731.0     $611.9
                                                               ======     ======
Ratios of earnings to fixed charges(1) ...................      1.84x      2.03x

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(1)   Excluding the gain from redemption of debt in the quarter ended March 31,
      2004, the ratio of earnings to fixed charges was 1.89x. This gain from debt redemption is significant, does not occur on a regular basis, and is not indicative of our ongoing operations.